Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Steve Christensen

Chief Executive Officer/General Manager

December 2013

Out with the old and in with the new . . . fiscal year that is. We finished up another successful year and acquired a majority interest in Heron Lake BioEnergy, LLC. We have had a busy fall since we acquired the majority interest on July 31. Stacie, Eric, and I are now sharing management duties for both plants and traveling between the two plants. We have very capable staff at each plant with the experience to keep things running well.

Our newest investment, Heron Lake BioEnergy, owns an ICM/Fagen designed plant that started up in September of 2007. It is a newer plant, but almost a mirror image of the Granite Falls Energy plant. We expect the plant to produce over 60 million gallons of ethanol. It also produces distillers grains and corn oil. Almost all of the product is sent out on unit trains via the Union Pacific Railroad. It has been an interesting few months, and we expect each plant to benefit from economies of scale and shared management. I know we have some similar investors for both plants, and this year, Heron Lake BioEnergy ended the year with profitable results.

Granite Falls Energy's plant continues to run well and have good yields of both ethanol and corn oil. For those of you that have driven by, you have seen us utilizing the loop track to export both ethanol and distillers grains. It has helped us meet our Renewable Identification Number (RIN) requirement, and it is currently economical to ship by rail. We continue to utilize the capital projects that have been approved by the board to improve profits. This coming year, other than regular maintenance and upkeep projects, our focus will be on plant profits and efficiencies with capital dollars focused on those areas.

As always, if you have questions feel free to call or stop by. Otherwise, I will see you at next year's annual meeting.

Happy Holidays!!



Eric Baukol
Risk Manager

Merry Christmas from GFE! By the time you get to my part of the newsletter, (unless you skip ahead to my riveting commentary) you've probably read that a few times already, but it bears repeating.

Speaking of bears, the year-long bear market that corn has been experiencing continues, with little end in sight as we look at the latest USDA supply and demand reports. The report itself was not actually bearish as the carry in from old crop supplies from the 2012/2013 crop year were unchanged and the projected carryout for the 2013/2014 crop year was reduced by 95 million bushels down to a 1.792 billion bushel carryout. In September, I had expected that the carryout number would be over 2 billion bushels, so the fundamentals of the corn market aren't as bad as they looked like they might be at one time, but we still have 1 billion bushels more of a projected carryout than we did last year. That said, at this time, the market has not reacted positively to the report.

On the ethanol side of the equation, the market remains tight. Ethanol production has come on line as expected with new crop corn easing some feedstock supply issues, but so far the excess production has been absorbed by the export market and stronger than expected domestic demand. With winter coming in full force across the country now, I expect that the seasonally low driving demand will reduce domestic demand. The invisible hand theory tends to carry the day in the ethanol market though and ethanol exports should continue as falling prices make ethanol the cheapest source of octane in the world.

I would be remiss to not mention some of what is happening politically around ethanol. The Environmental Protection Agency (EPA) is in a 60-day comment period on reducing the Renewable Fuel Standard (RFS) mandate. My guess would be that at the end of the 60-day comment period, the EPA will enact their recommendations of lowering the required volume mandated by the RFS. I would then assume

Eric Baukol - Continued on page 3

Check us out on the web at www.granitefallsenergy.com

Phone 320-564-3100

December 19, 2013

Dear Member,



Stacie Schuler
Chief Financial Officer/Controller

Granite Falls Energy, LLC (GFE) is a Limited Liability Company (LLC) taxed as a partnership, which means the income or loss of the company flows through to the individual owners of membership interests in proportion to their ownership interest. These amounts are reported to members on K-1 & KPI tax forms, which will be mailed the first half of February. The portion of company income or loss reflected on your K-1 & KPI forms must be reported on your personal individual income tax returns. Please remember that although our fiscal year ends October 31st, our tax reporting year ends December 31st.

Since we are aware that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end, we are providing this ESTIMATE of company taxable income or loss for the calendar year ending December 31, 2013. This ESTIMATE is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties*. Our actual results may differ.

TAXABLE INCOME:
Based on our preliminary financial results, we anticipate you may have approximately $505 income per membership unit (full year owners) of taxable income reported to you on your K-1 & KPI forms for the 12-months ending December 31, 2013. If you owned your membership units, or a portion of them, for less than this entire calendar year, your share of company income or loss will be pro-rated to show the amount for the portion of the year that you owned the units. Your K-1 & KPI forms will reflect any pro-ration based on a change in your unit ownership.
Please be sure to consult your individual tax advisor regarding the potential deductibility and/or carryover of any losses reported to you on Schedules K-1 & KPI.

This ESTIMATE of taxable income/loss allocation does NOT represent the amount of the cash distribution you can expect. We have capital requirements, operational expenses and loan covenants that limit the amount of cash that will be available for distribution to members.

Sincerely,

Stacie Schuler
Chief Financial Officer

* This memo contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as "may," "should," "anticipate," "believe," "expect," "will," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the following factors identified in our quarterly reports.
We are not under any duty to update the forward-looking statements contained in this memo. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this memo. We qualify all of our forward-looking statements by these cautionary statements.

Paul Enstad - Continued from Back Page

all of you to contact your legislators or the EPA directly to voice your concerns and opinions concerning this proposed rule. If adopted as proposed, the rule could adversely affect the ethanol industry and the prices that we pay at the pump when we fill our vehicles. The renewable fuels industry has been beneficial for the environment and for rural America, particularly small farming communities where economic boosts and jobs were needed. It also has reduced our nation's dependence on foreign oil. Oil interests have lobbied heavily to reduce RFS levels. The claim by oil companies is that the infrastructure and logistics are not in place to handle the ethanol that the nation produces. Studies show that this is not the case and that we can readily handle the ethanol and get it shipped and blended into our nation's fuel supply. Guess who does the majority of the blending—the oil companies themselves is the correct answer. Don't get me wrong, we need oil. We are just asking for a larger blend of ethanol into each gallon. It is a political hot topic and that is about as far as I want to take it in this article. To me, common sense should prevail.

With eight full years of production behind us, your board is appreciative of the trust you have placed in us to govern the company and we will continue to do so to the best of our abilities. The staff and all employees at Granite Falls Energy continue to impress and together, we will work through the issues as we always have in the past.

Hello again! It's December and we've had a cool, but mild fall and now bitter cold for the early part of December. Despite the unseasonable weather, we've had opportunities to complete some major outside projects before the snowfall.



Robin Spaude
Plant Manager

Major Projects Completed

Rail Loop (Update): I've lost count on the number of unit trains and sweep trains assembled and sent on their way since the newsletters of April and August 2013. There have been at least nine trains: five 80-car ethanol unit trains and four 35-car dried distillers grains (DDG) sweep trains. We now have two 80-car ethanol unit trains for December with one already loaded and gone and the next due to depart between the Christmas and New Year's holidays. The rail loop has been getting a workout!

River Intake adjustment: Due to prolonged high river elevation and a strong current this spring and most of the summer, our permanent intake installation didn't get finished until late October, as anticipated. We had to opt for a different type of coffer dam that was heavier duty to handle the river current. This delay was probably a blessing in disguise for us as the river channel seemed to move back and forth from our target area for the intake during the spring and summer as the river elevations rose and dropped. In addition, approximately 8 feet of the 12 feet of silt measured in our intake target area scoured out which prompted an intake screen design change to two half round intakes that would still yield the same intake capacity as our original intake. These intake locations can be adjusted and extended further into the channel and one lowered more if future channel shifts warrant doing so. In other words, we installed an adjustable design. We also have a much lower profile intake that will allow us to withdraw river water as shallow as 1 foot over the intakes in the summer time as compared to the average 12 feet depth in the reservoir before the Minnesota Falls dam was removed. I should point out that this is a gravity flow intake system—no suction. We're realizing now that the narrower channel and faster river current is helping the intake performance at lower river elevations as well. Current river channel depth at our intakes is 7.5 feet.

We have been drawing water from the Minnesota River since November 5th and the system has been working very well, thus far. Intakes are now under an ice sheet, but feeding well. With lower water elevation and a faster river flow, we'll be going through a learning curve on how the river, and the new intake system, will behave through the winter months. We ran on our ground water wells for approximately 160 days in 2013 while the Minnesota Falls dam was removed and our original intake was out of the water. Modifications were made to the intake system and final permanent intake commissioning occurred in early November. This project is now completed!

We maintained approximately 2.0 gallons of raw water consumption per gallon of undenatured ethanol during our hotter summer days on both the river source and ground water wells. Our cold lime softening (CLS) process and our plant operators handled the raw water variables very well.

Hammermill #4: Since our scheduled maintenance outage in September, the rest of the electrical switch gear was received and installed and mill #4 was put into service in early November and is running very well. In doing so, we were able to handle some wetter corn this fall without having the electrical motors on the mills over-amp and trip as in the past with three mills. This addition also gives us the ability to grind the corn even finer, exposing more starch to convert to fermentable sugars and into ethanol.

Plant Operations and Maintenance

We went through our scheduled fall maintenance outage in mid-September. Some of the more major and time consuming tasks included:

- We had performed major refractory repairs to a 6′ x 8′ area of the ceiling of our boiler, a heat recovery steam generator (HRSG), and had to replace and/or repack approximately 60 refractory "pillows" in our thermal oxidizer (TO) that had come loose from vibration and thermal cycles over the years. The TO burner throat also had to be rebuilt. The dryer refractory was okay for this inspection period.
- We overhauled all of the DDG drags in the energy center, replacing drive sprockets, cross shafts and drag chains, as needed.
- Our grain receiving system corn leg top side was taken down from above the silo tops and relined with a ceramic chip material that will extend the wear life of the corn chutes, transitions and wyes for another 5-7 years.
- We completed the necessary electrical tie-ins for a 4th hammermill and put the mill into its final position next to the other three.
- We replaced difficult to reach agitator bearings on our cold lime softening (CLS) clarifier in our water treatment plant.

New crop corn from this year's harvest has presented several challenges in extracting ethanol, corn oil, and getting the DDG weight like last year's crop. We continue to make process adjustments and have gotten undenatured ethanol yields back to approximately 2.90 gallons per bushel, but corn oil yields are slower at coming up to the 0.70 pound/bushel average that we enjoyed a few months prior with last year's corn crop.

We will strive to get production output to last year's levels and beyond and to keep this plant's up time at 357 to 358 days as last year. The plant has run for several years now, but it is very well maintained and still runs very well for us. Thank you and Merry Christmas and Happy New Year to you and your families.

Eric Baukol - Continued from Front Page

that our renewable fuels industry trade groups would file a lawsuit against the EPA to attempt to keep the mandate in place as the law states. In the meantime, a bipartisan bill that has been introduced by 10 senators to completely remove corn ethanol from the RFS mandate may get some traction under the argument that "even the EPA thinks corn ethanol is bad policy." Granite Falls Energy has investors scattered all across the country. I'd encourage you to take a few moments and dig into the issue a bit, and if you feel compelled to contact your legislators, please do so.

Lastly, as we wind down 2013 and look ahead to 2014, I want to thank you as investors for your continued support and wish you a healthy and successful 2014.



Paul Enstad
Chairman of the Board of Governors

Best wishes to all and Happy Holidays from Granite Falls Energy! Since our last newsletter in August, we have been busy with operations and management with Granite Falls Energy, as well as Heron Lake BioEnergy. Both companies are doing well. Debottlenecking is a constant as we strive to be even more efficient.

As hoped for several months ago, the year has turned out to be very good for Granite Falls Energy and we are excited about the margins that were realized. We believe the investment in the Heron Lake BioEnergy plant is a sound investment and should be beneficial for Granite Falls Energy and for the other Heron Lake BioEnergy investors. We plan to govern Heron Lake BioEnergy very similarly to Granite Falls Energy, with a business plan that we are familiar with. Success takes a lot of hard work and dedication in this cyclical business. We feel comfortable with our plan to follow the same methods that we use at Granite Falls Energy with our investment in Heron Lake BioEnergy.

It is always good to look back to see what we have accomplished over the past year. The loop track has seen heavy use and will continue to be a great tool for us to reach different markets with unit train capabilities. This holds true for both ethanol as well as the feed that we produce. Prices received for ethanol and price paid for corn have seen wide swings this past year. Our method of risk management is working very well. The USDA is saying that we will have a surplus of corn for the coming period and that bodes well for ethanol production. The permanent intake structure in the Minnesota River to draw our process water is now in place and fully operational. The temporary structure served us well for several months. The main thing is that we never had to shut down or slow down plant operations for lack of water. This whole process was handled very well at minimal cost to Granite Falls Energy. The big event for this past year was the acquisition of a controlling interest of Heron Lake BioEnergy. This helps to fulfill an objective that we identified several years ago at our strategic planning session, and it fits very well as an excellent opportunity for Granite Falls Energy.

Some clouds on the horizon for next year concern the Renewable Fuels Standard (RFS) enacted several years ago. The Environmental Protection Agency (EPA) now has issued a proposed rule to reduce the amount of corn-based ethanol blended into the nation's gasoline. The proposed rule is in the sixty-day comment period. I am sure many of you have followed this story. I encourage

Paul Enstad - Continued on page 2

15045 Hwy. 23 SE
Granite Falls, MN 56241

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